Exhibit 10.10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

March 11, 2011

Robin Cowie

[***]

[***]

Dear Robin:

It is my pleasure to offer you the position of Director of Reimbursement at Biodesix, Inc. (“Biodesix” or the “Company”) beginning on March 28, 2011. As Director of Reimbursement you will be reporting to Doug Swan, who will be primarily responsible for evaluating your performance. The Director of Reimbursement ensures payer coverage and payment policies are established with third party payers, including commercial, federal and state programs. This director will negotiate coverage policies and appropriate payment levels for all products directly with medical directors/key decision makers at Medicare, BCBS, other MCO’s and other commercial payers. The Director will assist in the development and refinement of reimbursement strategies and tactics to attain these goals and will also manage a Hot Line and billing Collections service which is currently outsourced. You will work primarily from our Broomfield facility. The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

This letter and the accompanying enclosures state the complete terms and conditions of your offer. This offer will expire if not accepted within two weeks of the date of this letter, shown above.

Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group. Inc., a professional employer organization. As a result of Biodesix’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes, and your managers at Biodesix will be responsible for directing your work, reviewing your performance. and setting your schedule at Biodesix.

Compensation: Your base salary will be $14,583.33 per month, or $175,000 annualized, less all deductions and withholdings. Salaries are paid twice per month. The Company may modify your compensation from time to time in its sole discretion.

Subject to the approval of the Board of Directors of the Company, you may be eligible to receive an option to purchase 15,000 shares of common stock at an exercise price per share equal to the fair market value of the Company’s common stock as determined by the Board on the date the Board approves and grants such option (“Option”). The vesting schedule and all terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard stock option agreement and the Company’s 2006 Employee, Director and Consultant Stock Plan, as amended.

Bonus: You have the potential of achieving a bonus of up to 15% of your base salary (as actually paid in a given year) if you achieve certain milestones and objectives determined by the Company. Such bonus, if any, will be paid after the close of the Company’s financial year, after validation and approval from the Company’s Board of Directors that relevant objectives have been achieved, and provided the Company has the financial wherewithal to pay. To be eligible for any Bonus, you must have begun your employment with the Company on or before September 30 of the year for which the Bonus is awarded, and you must be employed by the Company at the time any Bonus amount is to be paid. Bonuses are not earned until they are approved in writing by the Board of Directors of the Company.

Benefits: Upon acceptance of full-time employment, you will also be eligible to receive the same benefits available to all US employees of the Company which include vacation and sick leave, health insurance, dental insurance, a vision plan, and any other benefit plans offered by the Company. Full-time employees are entitled to 8 days of sick leave per year, which you will be eligible to use commencing with your first day of employment at the Company. Your annual vacation will be 15 days per year, which will accrue upon commencement of employment. If any sick days are unused at the end of the year they will not carry over to the following year. Vacations must be scheduled in consultation with your supervisor in order to minimize the disruption to the Company’s business. In general, one week’s notice should be provided for each day off requested. The Company may modify your benefits from time to time in its sole discretion.

Confidentiality and Inventions Assignment Agreement: One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute the Company’s Confidentiality and Inventions Assignment Agreement, which you will find attached hereto as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company’s Confidentiality and Inventions Assignment Agreement.

Expenses. The company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of Biodesix’s business. All expenses claimed are subject to the review and approval of your supervisor. Records must be maintained and submitted for any expenses to be reimbursed, including destination for auto mileage totals and receipts for all other items. Use of a personal automobile for company business will be reimbursed at the applicable IRS per-mile rate in effect.

Company Property. During and after your employment, you will not use any Company Property (defined below) for any purpose other than for the benefit of the Company. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property, and any work product derived from Company Property.

“Company Property” means trade secrets of Biodesix, work product, customer lists, prospect lists. forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and other intangible and tangible property owned by the Company.

Name & Likeness Rights. You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, Company-originated photograph, Company-originated voice recording, biographical information relevant to your professional status, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment.

At-Will Employment. As Biodesix is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Your employment with the Company is at will, and therefore, may be terminated by you or the Company at any time and for any reason, with or without cause, and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in writing and signed by you and the Chief Executive Officer of the Company.

Exempt Employment. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Additional Benefits. As stated above, Biodesix has contracted with TriNet to provide payroll, benefits and HR administration services on behalf of Biodesix. Information about these benefits will be available on-line over the web on the terms and conditions included in the End User License

Agreement (EULA) each new employee must accept in order to access TriNet’s on-line self-service portal, HR Passport.

Miscellaneous. This letter states the complete and exclusive terms and conditions of your employment and supersedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company’s Employee Handbook and that you are bound by the terms and conditions of the Company’s Confidentiality and Inventions Assignment Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Further, this offer is contingent upon the completion of a background and security check. By accepting this offer below, you are hereby providing your approval of the Company’s efforts and activities in this regard.

We look forward to having you join us at Biodesix. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Confidentiality and Inventions Assignment Agreement and return them to me. In addition, please bring the necessary documents required to verify your identity and eligibility to work in the United States on your reporting date. A list of acceptable documents is described on the enclosed 1-9 form. Also, if you have not already done so, please complete the enclosed Application for Employment for our files and submit it prior to your first day of work.

We are all excited about the opportunity to work with you. On behalf of all our team members, let me extend a sincere Welcome Aboard!

Sincerely,

/s/ Frank Ronchelli

Frank Ronchelli

Chief Financial Officer

Enclosures: 1-9 Form, Application for Employment

I accept the above terms of employment as stated:

/s/ Robin Harper Cowie	03/11/11
Addressee’s Signature	Date

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